Exhibit 10.15

PRINCIPAL STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

(PURSUANT TO THE EMPLOYMENT RIGHTS ACT 1996)

FOR: JOHN PEARSON

1. GENERAL DETAILS

Date Of Issue:	11 July 2006

Name Of Employing Company:	AMEC Group Ltd within the
Oil & Gas Division

Located At:	City Gate
Altens Farm Road
Nigg
Aberdeen
AB12 3LB

Has Engaged:	Mr John Pearson

Of (address):	Newhills Cottage
Strachan
By Banchory
Aberdeenshire
AB31 6NL

As (Job Title):	Managing Director – Europe & West Africa, Oil & Gas

Date of commencement of continuous employment:	1 January 2000

Date of appointment to the above position:	1 July 2006

1.1                               PLACE OF WORK

Your place of work will be in Aberdeen or such other location, as the Board shall reasonably decide within the United Kingdom. You may also be required to travel from your place of employment both within the United Kingdom and internationally.

2.                                      REMUNERATION

2.1                               Your salary will be at the rate of £150,000 per annum and is paid in twelve equal monthly instalments on 28th day of each month or the nearest preceding working day by credit transfer to a bank of your choice in the United Kingdom.

2.2                               Your normal annual salary review date will be 1 January each year

2.3                               The calculation of a day’s remuneration (for part month payment) is 1/260th x annual salary.

3.                                      DUTIES/HOURS OF WORK

3.1                               As an employee you will perform and discharge such duties in connection with the business of the Company or any Group Company as the Board or any person by, or under the authority of the Board may from time to time reasonably request.

3.2                               You shall not during the term of employment with the Company be employed or engaged, directly or indirectly, in any capacity in any other business or commercial activity without the express and prior written consent of the Company.

3.3                               As a senior employee, you are required to work such hours as may reasonably be required for the proper performance of your duties. Under these terms, you are regarded as having control over the regulation of your working hours and are therefore not covered within the scope of the “Working Time Directive”.

4.                                      HOLIDAYS

4.1                               The holiday year runs from 1 January to 31 December. Employees employed on 1 January will be entitled to 25 days paid annual holiday in the period to the following 31 December accrued from 1 January each year in accordance with the table set out in clause 4.2. If your employment terminates before 31 December in any holiday year, clause 4.5 applies.

4.2                               For employees who start/leave during the holiday year, entitlement will accrue based on complete months of service, as follows:-

Complete Months	No. of Days	Complete Months	No. of Days
Of Service	Holiday	of Service	Holiday
1	2.5	7	15
2	4.5	8	17
3	6.5	9	19
4	8.5	10	21
5	10.5	11	23
6	12.5	12	25

4.3                               You are entitled to paid public or statutory holidays according to the number observed at your work location. The dates of public or statutory holidays vary from year to year, and the actual days holiday observed may be subject to local arrangements. The dates to be observed at each location will be placed on relevant notice boards at the start of each calendar year.

4.4                               Up to 5 days of the annual holiday entitlement (as set out in 4.1 and 4.2 above as appropriate) may be designated by the Company to be taken at particular times of the year (usually around the Christmas break). Any other holiday arrangements will be by mutual agreement with your immediate manager.

Normally no more than two weeks may be taken consecutively unless specific prior permission is obtained from your immediate manager.

4.5                               If at the time of leaving the Company, holidays taken by you are less than those accrued, the salary equivalent to the outstanding days will be paid in your final salary payments.

If at the time of leaving the Company, holidays taken by you exceed those accrued; the salary equivalent to the outstanding days will be deducted in your final salary payments.

For this purpose, a day’s holiday is calculated as:    1       x    annual salary

 260

There will be no entitlement to payment in lieu of holidays not taken should you leave the Company without serving notice in accordance with the terms of your employment.

4.6                               Holidays may not normally be carried forward to the following holiday year neither will payment be made in lieu of holidays not taken.

5.                                      BENEFITS

You will continue to be eligible to receive the following benefits which are subject to periodic review.

5.1                               Company Car

You will be eligible to receive a grade 1 Company Car or Car Allowance in accordance with the company car policy (which may be amended from time to time).

5.2                               Private Medical Insurance

You will continue to be eligible for membership of the AMEC Healthcare Scheme. The Company pays the cost of your membership of the scheme and that of your eligible dependants, as appropriate. You should be aware that this cost will attract a benefit in kind liability for tax purposes.

5.3                               Permanent Health Insurance

You will continue to be included in the Group’s Permanent Health Insurance Scheme, subject to acceptance by Insurers of your Scheme membership. Providing the scheme criteria are satisfied and there are no restrictions to your cover applied by insurers, this will continue payments at the half salary level, plus ongoing contributions to the AMEC pension scheme, for periods of incapacity in excess of twelve months, if necessary until age 60, subject to acceptance by Insurers of any incapacity benefit claim.

6.                                      NOTICE OF TERMINATION OF EMPLOYMENT

6.1                               Notice of termination of employment must be in writing on the terms below.

(a)                                 If notice is given by the Company 12 Months

(b)                                 If notice is given by the employee 6 Months

6.2                               Where notice is given, the Company reserves the right, at its absolute discretion, to waive the notice period (in whole or in part) and where applicable, in substitution make payment in compensation for loss of employment.

6.3                               Your employment may be terminated by the Company without notice or payment in lieu of notice in the event of dismissal arising from an act of gross misconduct.

6.4                               In the event of dismissal for an offence judged to be one of theft or fraudulent practice or of malicious damage to property which results in financial loss to the

Company, a deduction equal to this loss will be made from any outstanding monies which may be due in respect of employment.

6.5                               The Company may, at its absolute discretion, require you not to attend your place of work for the duration of your notice period and may, at its discretion, provide you with alternative duties of a similar nature or relieve you of some or all of your contractual duties during that period.

7.                                      ABSENCE & SICK PAY

7.1                               In the event of your absence from work, you should arrange that your immediate manager/director is notified at the earliest opportunity, giving the reason for your absence and its probable length.

7.2                               If your absence is due to sickness and it exceeds seven calendar days, you must obtain a medical certificate from your doctor and ensure that it is sent to your immediate manager/director.

7.3                               For shorter absences, internal notification procedures exist, and on return to work you should ensure that these are adhered to. Further information can be obtained from your Human Resources Manager.

7.4                               Payment of both Occupational and Statutory Sick Pay may be withheld if notification procedures are not carried out.

7.5                               Entitlement to Occupational Sick Pay in any 12 month period will be a maximum of 26 weeks full pay and 26 weeks half pay, provided notification procedures have been adhered to and medical certificates are produced as necessary.

The rate of Occupational Sick Pay will be your normal salary, LESS any entitlement to Statutory Sick Pay.

7.6                               In the case of sickness, ill health or other disabilities, the Company reserves the right to require you to attend for and submit to a medical examination by a medical practitioner of its choice and you are hereby required to give permission for that medical practitioner to disclose relevant findings to the Company.

7.7                               If the absence is caused by the negligence of a third party, sick pay will be paid as a loan. Lost earnings recovered from the third party should be used to repay the loan to the Company.

7.8                               In the interests of safety and standards of behaviour whilst on Company business, you should never allow your judgement to be impaired by alcohol and/or drugs. If you are in doubt about the effect of drugs prescribed for medicinal purposes you should seek advice from a doctor and advise your immediate superior.

At any time whilst on duty, or on the Company’s premises for the purpose of taking up duty, you may be required to provide, on request by an authorised person with reasonable cause (in accordance with the terms of the Company’s Substance Abuse Policy), a specimen of breath and/or urine for the purpose of screening for alcohol and/or prohibited drugs.

The signing of your statement of Terms and Conditions of employment constitutes your consent to details of the result of any screening referred to above being passed to the Company by any authorised person.

7.9                               If you are prevented by incapacity from properly performing your duties under this agreement for a consecutive period of 5 working days the Company may appoint another person or persons to perform those duties until such time as you are able to resume fully the performance of your duties.

8.                                      PENSION SCHEME

8.1                               The Company operates a voluntary, contributory pension and life assurance scheme known as the AMEC Staff Pension Scheme. Subject to meeting the requirements laid down in the rules of the scheme, you are entitled to become and remain a member. Full details of the scheme can be found in the AMEC Staff Pension Scheme booklet.

You are also eligible for membership of the AMEC Executive Pension Scheme. This tops up the Staff Scheme and the combined schemes provide the following:-

•                  normal retirement age 62;

•                  a future service accrual rate of 1/45th of final pensionable salary for each year of pensionable service;

•                  a spouse/dependents pension fraction of 2/3rds of your prospective pension on death before retirement;

•                  life assurance cover of four times basic annual salary.

Basic salary for the purposes of calculating pensionable salary and life assurance cover under the schemes is restricted to a maximum “earnings cap”. This is normally reviewed from April each year. The cap for the 2006/07 tax year is £112,500 p.a.

9.                                      EMPLOYEE OBLIGATIONS

9.1                               You acknowledge that you have been appointed to a senior position and you have acquired, or will in the course of your employment acquire confidential information, trade secrets and knowledge about the business, its operations, customers and trade connections of the Company and the Group and you agree to enter into the restrictions in this clause for the purpose of protecting those interests and the stable trained workforce of the Company and the Group. (Further details of your resultant obligations are more comprehensively and technically laid out in paragraphs 9.2 to 9.5 inclusive.)

9.2                               You shall not without the prior written consent of the Board (such consent not to be unreasonably withheld) for a period of 6 months after the termination of your employment directly or indirectly, on your own behalf, or on behalf of any person, firm or company, in connection with any business which is (or is intended or about to be) similar to or competitive with the business carried on by the Company and the Group at the date of termination of your employment in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company and the Group at the date of termination of employment with which you were concerned, or for which you had management responsibilities, at any time during the 12 months immediately preceding the termination of your employment:

9.2.1                     solicit or canvass the custom of any person firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or any Group company and (in the case of a customer) from whom you had obtained business or to whom you had provided services on behalf of the Company and/or any Group company or (in the case of a potential customer) with whom you have dealt with a view to obtaining business;

9.2.2                     deal with any person, firm or company who during the 12 months prior to the termination of the Appointment was a customer or potential customer of the Company and/or any Group company and (in the case of a customer) from whom you had obtained business or to whom you had provided services on behalf of the Company and/or any Group company or (in the case of a potential customer) with whom you had dealt with a view to obtaining business;

9.2.3                     employ, or offer to employ, or attempt to employ, or entice away, or enter into partnership with, or attempt to enter into partnership with, any employee of the Company or any Group company who was employed by the Company or any Group company at the time of the termination of your employment provided that this restriction shall only apply to persons whom you have managed or with whom you have worked at any time during the 12 months immediately preceding the termination of your employment and shall not include clerical administrative and secretarial staff.

9.3                               In the event that you receive an offer of employment or request to provide services either during your employment or during the currency of the restrictive periods set out in this clause, you shall provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

9.4                               The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group company.

9.5                               Subject to the rights of an employee under the Patents Act 1977 and the Copyright Designs and Patents Act 1988, any invention, development, improvement process or secret made, discovered or acquired by you which relates to or concerns any of the products or methods of production of the Companies of AMEC plc, shall belong to and be the absolute property of AMEC plc to the fullest extent permitted by the law.

You will be required to communicate full details, including all necessary plans and models, to co-operate in obtaining or returning any letters of patent, trade marks, registered designs or similar protection and to carry out any action necessary to vest in AMEC plc the beneficial style to such invention, development, improvement process or secret. AMEC shall not be liable to account to any employee for any revenue or profit derived from or resulting from any such invention, development, improvement process or secret.

9.6                               On termination of employment you will be required to return all passwords, books, documents (whether hard copy or electronic mail) papers, materials, credit cards, computer hardware, keys and other property of, or relating to, your employment.

10.                               EXPENSES

10.1                        You may claim reasonable out of pocket expenses incurred as a result of your employment related to business trips and entertaining, in accordance with current policy. Details can be found in the Pay and Attendance section of the Staff Handbook.

11.                               OVERPAYMENT

11.1                        The Company reserves the right to recover from you any amount of overpayment of salary or expenses made to you. In signing this contract it will be taken that you have duly authorised the Company to make appropriate deductions from your pay in this respect.

12.                               CHANGES IN TERMS & CONDITIONS OF EMPLOYMENT

Any changes to your terms and conditions of employment will be notified to you in writing either by way of a revised Principal Statement of Main Terms and Conditions of Employment being issued or a letter of amendment.

13.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

13.1                        Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have but for the Contracts (Rights of Third Parties) Act 1999.

14.                               DATA PROTECTION

14.1                       The Company will maintain a personnel file relating to your employment. The information held on you will include sensitive personal data, as defined in Part 1 (ii) of the Data Protection Act 1998. By signing this contract, you hereby give explicit consent (as defined in the Act) to the processing of personal and personal sensitive data for normal employment purposes. On occasions, data from your personnel file may also need to be sent outside the European economic area and, if so, you also hereby give your explicit consent to such a transfer.

15.                               SIGNATORIES

I acknowledge receipt of this Principal Statement Of Main Terms and Conditions Of Employment as required by the Employment Rights Act 1996, and confirm my agreement that these constitute my contract of employment. All previous agreements and arrangements between the parties hereto and between the Executive and any Group Company relating to the terms of service of the Executive are hereby cancelled.

Signed	/s/ John Pearson	Dated	24/7/06

Signed on behalf the Company

Signed	/s/ Neil Bruce	Dated	11th July 2006

Job Title	Chief Operating Officer

Enclosures:

Duplicate Copy of Statement

Permanent Health Insurance Information

ADDENDUM

For your further information, the following procedures apply for your employment:

GRIEVANCE PROCEDURE

In the event of you having a grievance or complaint concerning your employment you should raise the matter through the grievance procedure. At any stage of this procedure you are entitled, if you so wish, to have a representative in the form of a working colleague or a recognised trade union official present during any of the grievance meetings. A full explanation of the grievance procedure can be found in the Employment Handbook, however the following summary is provided for information.

Stage 1

Initially the matter should be raised orally with your immediate manager who will consider the circumstances and respond, normally within 14 days of your complaint being heard.

Stage 2

Having failed to resolve the grievance satisfactorily at stage 1, you should put the facts of the matter in writing, addressed to the relevant Director, requesting an interview. The Director will respond as soon as reasonable practicable.

If this fails to resolve the matter, it may be progressed to stage 3.

Stage 3

The ultimate authority on matters relating to the grievance procedure is the relevant member of the Group Executive who, upon reference from either you or your manager, will take such action as is necessary to resolve the matter.

Human Resources is available for advice at all times.

DISCIPLINARY RULES

The objective of the Disciplinary rules and procedures applying to your employment is to ensure that breaches or infringements of discipline are identified and dealt with as appropriate and that any action taken is in accord with a fair and consistent pattern which applies to everyone.

A full explanation of the disciplinary procedure together with disciplinary rules can be found in the Employment Handbook in the section entitled ‘Rules and Procedures’, however the following summary is provided for information.

Stage 1	Oral warning.
Stage 2	Written warning.
Stage 3	Final written warning.
Stage 4	Dismissal

In cases of serious misconduct, you may be dismissed without notice or payment in lieu of notice.

Examples of gross misconduct (without being exclusive) are:

(a)                   Falsification of records documents etc. or any fraudulent practice.

(b)                   Actual or threatened violence

(c)                    Theft, unauthorised use or removal, or malicious damage of property

(d)                   Major breaches of company policies, rules or procedures

(e)                    Unauthorised disclosure of confidential information

(f)                     Repeated refusal to carry out a reasonable instruction

(g)                    Discrimination, bullying, harassment or victimisation

(h)                   Conduct which may seriously offend a client or adversely affect AMEC’s reputation.

AMEC UK Permanent Health Insurance

The AMEC UK PHI (Permanent Health Insurance) scheme provides payment of benefit, subject to cover limits and medical underwriting where required, for an employee member who is totally incapacitated by reason of injury or illness from following his/her occupation. Cover will apply to injury or illness sustained anywhere in the world.

For the first six months of any incapacity, salary will continue to be paid in full as sick pay by the employing company. This will be followed by a further six months sick pay at half salary, also paid by the company. As continuation of salary is sick pay any statutory sick pay receivable is inclusive.

If the incapacity continues beyond the 12 month period the company will make a claim on the PHI policy which, if accepted by the insurers after full review of the medical evidence, will provide an ongoing benefit normally of 50% of the pre-incapacity salary (subject to any cover limits which are notified individually). This will continue until such time as the employee member recovers and returns to work or reaches the age of 60, whichever is the sooner (subject to the continued acceptance by Insurers of the ongoing incapacity benefit claim). The employee remains in the company’s service and therefore any benefit paid is taxed as earned income under P.A.Y.E.

In addition the policy provides for the employee member’s own ordinary and the company’s pension contributions to the AMEC pension scheme(s) to be continued for the same period. Thus the PHI scheme provides an income and protects the incapacitated employee member’s pension situation throughout their period of continuous incapacity up to age 60. If an employee member remains incapacitated at that stage they may apply for ill-health early retirement under the company’s pension scheme(s).

Benefits under the scheme may be restricted if the employee member is in receipt of other pension benefits or has income from accident, sickness or other long term disability insurance policies. If the employee member has any such policies, further information about these potential restrictions can be provided on request by the Insurance Department.

Benefits provided by the insurers will be increased annually, whilst they remain in payment, in line with the Retail Price Index up to a maximum of 5% per annum. The same rate of increase as applies to the PHI benefit will apply also to the employee member’s pensionable salary under the pension scheme(s). In consideration of this the employee member’s salary will not be reviewed annually by the company and terms of employment will be revised accordingly. The company also reserves the right to reduce or withdraw the employee’s company car or car allowance provision.

If, following total incapacity of not less than 12 months, the employee member resumes work on a part-time basis at reduced income or in a new less remunerative occupation, a proportionate benefit may be payable.

The entire cost of the PHI scheme is met by the company. The company reserves the right to amend or terminate the scheme at any time but without detriment to any employee member in receipt of a disability benefit under the scheme or who is totally incapacitated but whose disablement has not exceeded the qualifying period, in accordance with the rules at the time.

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